Exhibit 10.64

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing JingJing Medical Equipment Co., Ltd.

In September 2008, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, made cash advances of approximately $1.5 million to Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, to meet its short-term working capital needs. These advances were unsecured, interest-free obligations payable on demand.